                                                                    EXHIBIT 10.3

                            ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT, dated as of February 19, 1999 (this "Agreement"), among RITCHIE BROS. AUCTIONEERS (AMERICA) INC., a Washington corporation (the "Purchaser"), FORKE, INC., a Delaware corporation ("Forke, Inc."), and the other Sellers, which are direct or indirect wholly owned (other than Forke Los Subastadores S.A. de C.V. which is 99.7% owned) subsidiaries of Forke, Inc., listed on the Signature pages hereof (together with Forke, Inc., collectively, the "Sellers") and the other parties listed on the Signature pages hereof.


                                    RECITALS

        A. The Sellers own and operate an auction business and an equipment marketing business (collectively, the "Business").

        B. The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, certain of the property and assets constituting the Business as of the date hereof, on the terms and subject to the conditions set forth herein.

        C. Concurrently herewith, (i) Ritchie Bros. Properties Inc., an affiliate of the Purchaser ("RBP") and certain of the Sellers are entering into the Sellers' Real Property Agreements (as defined herein) with respect to the Sellers' Real Property (as defined herein) and (ii) RBP and Ring Power Corporation, a Florida corporation ("Ring Power") and a shareholder of Forke, Inc., are entering into the Ring Power Agreement (as defined herein) with respect to the Ring Power Real Property (as defined herein).


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I. DEFINITIONS

        SECTION 1.01 CERTAIN DEFINED TERMS

        As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):






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        "Ancillary Agreements" means the Bill of Sale, the Assignment and
Assumption Agreement and the Sellers' Noncompetition Agreement.

        "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement in substantially the form of Exhibit A.

        "Auction Agreement" means the Auction Agreements in substantially the forms of Exhibits E-1 and E-2.

        "Benefit Plan" means each retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, but not limited to each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each employment or consulting contract or agreement, whether formal or informal, whether written or unwritten and whether legally binding or not, (i) sponsored, maintained, provided or contributed to by any Seller, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any Seller (or any dependent or beneficiary of any such individual) or (iii) with respect to which any Seller has (or could have) any actual or potential obligation or liability.

        "Bill of Sale" means a Bill of Sale in substantially the form of Exhibit B.

        "Book Value" means (a) with respect to any item of depreciable Tangible Personal Property, the cost thereof to the Sellers minus accumulated depreciation determined (i) as of the end of the month immediately preceding the month in which the relevant item is transferred hereunder (or if acquired in the month transferred, as of the date acquired) and (ii) in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements and (b) with respect to any item normally expensed, a good faith estimate of the value thereof determined by Sellers.

        "Business" has the meaning specified in the recitals to this Agreement.

        "Business Day" means any day that is not a Saturday, Sunday or any other day on which banks generally are required or authorized to be closed in Vancouver, British Columbia or Lincoln, Nebraska.

        "Control" means the record or beneficial ownership, or the right to control voting or disposition, of more than 50% of the voting equity securities or interests, or the right to elect or appoint a majority of the board of directors or comparable




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governing authority, of any entity.

        "Environmental Laws" means any federal, state or local or foreign statute, law, rule or regulation relating to: (a) releases, discharges, spills, leaks or emissions (or threatened releases, discharges, spills, leaks or emissions) of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) otherwise relating to pollution of the environment by Hazardous Substances or the protection of human health from injury from Hazardous Substances.

        "Environmental Permits" means all permits, licenses, approvals and other authorizations required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any corporation, trade, business or other entity that, together with any Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

        "GAAP" means United States generally accepted accounting principles.

        "Hazardous Substances" means (a) substances, chemicals or materials in concentrations regulated under any applicable federal, state or local or foreign statute, law, rule or regulation, including, without limitation, the following federal statutes and their state counterparts, as well as such statutes' implementing regulations as amended from time to time and as interpreted by administering agencies: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (b) regulated concentrations of petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde, polychlorinated biphenyls and radon gas; and (c) any other substances, chemicals or materials in concentrations with respect to which a federal, state or local or foreign agency requires environmental investigation, monitoring, reporting or remediation.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Leases" means the leases related to each of the parcels of the Sellers' Leased Real Property.

        "Material Adverse Effect" means any material adverse effect on the Assets or any change in, or effect on, the Business as currently being conducted that is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or prospects of the Business after the Closing.

        "Noncompetition Agreements" means the Sellers' Noncompetition Agreement, and the Shareholders' Noncompetition Agreements.

        "RBA" means Ritchie Bros. Auctioneers Incorporated, a Canadian corporation.

        "Registration Rights Agreement" means the Registration Rights Agreement between RBA and Forke, Inc., in substantially the form of Exhibit H.

        "Ring Power Agreement" means a real property purchase agreement in substantially the form of Exhibit C-1.

        "Ring Power Real Property" means the portion of real property owned by Ring Power Corporation in Ocala, Florida which portion is referred to in the Ring Power Agreement, and the improvements thereon and related fixtures.

        "Securities Act" means the U. S. Securities Act of 1933, as amended.

        "Sellers' Leased Real Property" means the real property leased by the Sellers and used in the operation of the Business.

        "Sellers Noncompetition Agreement" means the Noncompetition and Confidentiality Agreement, to be executed by each Seller, in substantially the form of Exhibit D-1.

        "Sellers' Owned Real Property" means the real property owned by the Sellers in Statesville, North Carolina; Albuquerque, New Mexico; and Fort Worth, Texas, referred to in the Sellers' Real Property Agreements, and the improvements thereon and related fixtures.

        "Sellers' Real Property" means the Sellers' Owned Real Property and the Sellers' Leased Real Property.

        "Sellers' Real Property Agreements" means real property purchase agreements in substantially the forms of Exhibits C-2, C-3 and C-4.

        "Shareholder Noncompetition Agreements" means the Noncompetition and

Confidentiality Agreements, to be executed by Ring Power, Thompson, Randal Ringhaver and Dewitt Thompson, in substantially the form of Exhibit D-2.

        "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

        "Thompson" means Thompson Machinery Commerce Corporation, a Tennessee corporation.

        SECTION 1.02       CERTAIN ADDITIONAL DEFINED TERMS

        In addition to terms defined in Section 1.01, the following capitalized terms are used as defined in the Sections set forth opposite such terms:

        Defined Terms                               Section Reference
        -------------                               -----------------
        Additional Compensation                     Section 5.06
        Assets                                      Section 2.01(a)
        Assumed Liabilities                         Section 2.02(a)
        Audited Financial Statements                Section 3.17(a)
        Base Purchase Price                         Section 2.03(a)(i)
        Closing                                     Section 2.04(a)
        Closing Date                                Section 2.04(a)
        Computer Equipment                          Section 3.08
        Confidentiality Agreement                   Section 5.04(a)
        Contracts                                   Section 2.01(a)(v)
        Controlling Shareholders                    Section 5.11
        Employees                                   Section 3.13
        Environmental Claims                        Section 3.06(g)
        Excluded Assets                             Section 2.01(b)
        Financial Statements                        Section 3.17(a)
        IRS                                         Section 5.02(b)
        Intellectual Property Rights                Section 3.07(a)
        Lenders                                     Section 2.03(a)(i)
        Licenses                                    Section 3.05
        Losses                                      Section 7.02(a)
        Material Contracts                          Section 3.11
        Obligations                                 Section 7.04(a)
        Payoff Amounts                              Section 2.03(a)(i)

        Prepaids                                    Section 2.03(a)
        Purchase Price                              Section 2.03(a)
        RBA Shares                                  Section 2.03(a)(ii)
        RBA's SEC Filings                           Section 3.19(c)
        Retained Liabilities                        Section 2.02(b)
        RBP                                         Recitals
        Ring Power                                  Recitals
        Securities                                  Section 3.19(a)
        Tangible Personal Property                  Section 3.08
        Unaudited Balance Sheet                     Section 3.17(a)
        Unaudited Financial Statements              Section 3.17(a)
        Warrants                                    Section 2.03(a)(iii)

ARTICLE II. PURCHASE AND SALE

        SECTION 2.01 PURCHASE AND SALE

        (a) On the terms and subject to the conditions set forth in this Agreement, the Sellers shall, on the Closing Date (or such other date as may be applicable to Assets purchased pursuant to Section 5.10 hereof), sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall, on the Closing Date (or such other dates), purchase from the Sellers, all of the Sellers' right, title and interest in the Business, and all of the assets, other than Excluded Assets, used in the Business (all such assets, other than the Excluded Assets and other than Sellers' Owned Real Property which are being transferred pursuant to the terms of the Sellers' Real Property Agreements, being referred to herein, collectively, as the "Assets"), including without limitation, the following:

            (i) all the Sellers' Intellectual Property Rights, regardless of in which jurisdiction such rights exist and whether such rights have been filed, registered or perfected, including, without limitation, patents, trade names (including, without limitation, "Forke," "Forke Brothers," "Forke Credit Corporation," "Forke Acceptance," "Miller & Miller" and "Forke Truck"), trademarks, service marks, copyrights, and trade secrets used directly or indirectly in the Business;

            (ii) all copies of the Sellers' sales and promotional literature, customer lists and other sales-related materials used in the Business whether in electronic, printed or any other form, including, without limitation, The Blue Book and all associated records and rights;

            (iii) all the Sellers' (A) assignable computer software, including,



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        without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, pertaining to the Business, and (B) Internet Web sites (including, without limitation, Web site domain names) used in the Business and all data and records generated in connection with or related to such Web sites;

            (iv) the Computer Equipment and other Tangible Personal Property, to the extent the Purchaser elects to purchase any such assets pursuant to
        Section 5.10(a);

            (v) all the Sellers' assignable rights, title and interest in, to and under the contracts, agreements, instruments, leases and licenses described in Schedule 2.01(a)(v), together with any Leases and equipment leases to be assigned to the Purchaser pursuant to Sections 5.10(a) and
        (b) (collectively, the "Contracts");

            (vi) all municipal, state, federal and foreign franchises, permits, licenses, agreements, waivers and authorizations held or used by any of the Sellers in connection with, or required for, the conduct of the Business, as currently conducted, to the extent (A) transferable and (B) requested by the Purchaser;

            (vii) all the Seller's prepaid rent, prepaid expenses and deposits under any Leases or Contracts assigned to the Purchaser in respect of which Seller shall be reimbursed at Closing (or with respect to any Lease, such other date as such Lease may be assumed);

            (viii) all the Sellers' telephone numbers and facsimile numbers (other than those used exclusively for Forke Credit), a list of which is attached as Schedule 2.01(a)(viii); and

            (ix) all goodwill associated with the foregoing Assets and the Business;

provided, however, that, notwithstanding the foregoing: (1) with respect to any of the Leases to be assigned to the Purchaser or any of the Tangible Personal Property to be purchased by the Purchaser after the Closing Date pursuant to
Section 5.10, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, on the terms and subject to the conditions set forth in this Agreement, all of the Sellers' right, title and interest in and to such Leases and Tangible Personal Property on the date or dates specified in Section 5.10; and (2) the Sellers shall convey Sellers' Owned Real Property on such terms and conditions, and on such dates, as are specified in the Sellers' Real Property Agreements.

        (b) The following assets of the Sellers (the "Excluded Assets") are specifically excepted from the Assets to be transferred to the Purchaser pursuant to Section 2.01(a) and shall be retained by the Sellers:

            (i) all of the Sellers' cash-in-hand, bank accounts, marketable securities and investment accounts;

            (ii) all of the Sellers' accounts receivable;

            (iii) any Computer Equipment and other Tangible Personal Property that the Purchaser does not elect to purchase pursuant to Section 5.10(a);

            (iv) any Leases or equipment leases not assigned to the Purchaser pursuant to Sections 5.10(a) and (b);

            (v) the capital stock of any corporation;

            (vi) Benefit Plan assets;

            (vii) claims against third parties that do not relate to claims against the Purchaser, and other claims against third parties, to the extent that the Purchaser has been fully indemnified for such claims or agrees that it has no potential liability that may relate to such claims;

            (viii) claims against the Purchaser arising in connection with this Agreement; and

            (ix) any other asset not used directly or indirectly in the Business.

provided, however, that any asset which is excluded pursuant to clauses (iii) or
(iv) above shall not become an "Excluded Asset" (and shall be considered an "Asset" for purposes of this Agreement) until the earlier of either (1) the Purchaser has notified Forke, Inc. that the Purchaser elects not to acquire such asset, or (2) the time specified for the Purchaser to provide notice of its election to acquire such asset has elapsed, and the Purchaser has not provided such notice.

        SECTION 2.02 ASSUMPTION OF LIABILITIES

        (a) On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall execute and deliver, on the Closing Date, the Assignment and Assumption Agreement, pursuant to which the Purchaser shall agree to pay, perform and discharge, if and when due, the following liabilities and obligations of the Sellers with respect to the Business (collectively, the "Assumed Liabilities"):

            (i) all the Seller's express obligations under the written terms of the Contracts, but only to the extent such obligations arise as a result of activities carried on after the Closing Date (or, in the case of any Leases or equipment leases assigned to the Purchaser after the Closing Date pursuant to Section 5.10, after the date such Lease or equipment lease is so assigned to the Purchaser) and are unrelated to any default or other breach of any obligation by any of the Sellers or any agent thereof prior to the Closing Date (or such later date of assignment, as the case may be); and

              (ii) all the Seller's express obligations arising under the franchises, permits, licenses, agreements, waivers and authorizations described in Section 2.01(a)(vi), but only to the extent such obligations arise after the Closing Date and are unrelated to any default or other breach of any obligation by any of the Sellers or any agent thereof prior to the Closing Date.

        Notwithstanding anything to the contrary, it is agreed that the Purchaser does not, and by this Agreement or any Ancillary Agreement shall not, assume or agree to pay, perform, defend or discharge any liabilities or obligations (of any and every kind whatsoever) of any of the Sellers, other than the Assumed Liabilities.

        (b) Notwithstanding the Closing, the Sellers shall retain, pay, perform and discharge, if and when due, to the extent not paid, performed or discharged on or prior to the Closing Date (or, in the case of any Leases or equipment leases assigned to the Purchaser after the Closing Date pursuant to Section 5.10, on or prior to the date such Lease or equipment lease is so assigned to the Purchaser), all liabilities and obligations, of any and every kind whatsoever, of the Sellers other than the Assumed Liabilities (collectively, the "Retained Liabilities"), including, without limitation, all the Sellers' liabilities and obligations, of any and every kind whatsoever, to their respective employees (including, without limitation, liabilities and obligations with respect to vacation pay, sick pay, and the Benefit Plans and obligations relating to any claims of constructive or actual termination arising in connection with Sellers' constructive or actual termination of such employees' employment).

        (c) Sellers and their ERISA Affiliates shall retain and be solely responsible for satisfying any and all liabilities and obligations relating to the provision of health care continuation coverage under COBRA (as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, as may be amended from time to time) or under any state law with respect to any medical, dental, vision or other group health plan sponsored, maintained or provided by the Sellers or their ERISA Affiliates, regardless of whether the relevant "qualifying event" occurs before, at or after the

Closing.

        SECTION 2.03 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

        (a) Subject to any adjustments pursuant to Section 2.03(b), the purchase price for the Assets (excluding the purchase price for Sellers' Owned Real Property, which is specified in, and shall be paid pursuant to the terms and subject to the conditions of, Sellers' Real Property Agreements) (the "Purchase Price"), shall consist of the following:

            (i) an amount (the "Base Purchase Price") equal to the sum of (A) $25,000,000 plus (B) the aggregate amount, if any, by which the Base Purchase Price is to be increased as of the Closing Date pursuant to Section 5.10 (the Purchaser shall pay a portion of this cash amount directly to Nationsbank of Tennessee, N.A. and any other lenders of the Sellers (other than lessors) who have liens on the Assets (the "Lenders") in an amount sufficient to pay all of the Sellers' loan obligations to the Bank and such other lenders (the "Payoff Amounts"));

            (ii) 100,000 Common Shares (the "RBA Shares") of RBA (appropriately adjusted for any stock dividend, split or combination prior to the Closing
Date);

            (iii) Warrants (the "Warrants") to purchase 400,000 Common Shares of RBA (appropriately adjusted for any stock dividend, split or combination prior to the Closing Date), in substantially the form of Exhibit F, exercisable until the second anniversary of the Closing Date hereof at an exercise price per share equal to the closing price of the Common Shares on the New York Stock Exchange on the date of this Agreement (or, if not a Business Day, on the immediately preceding Business Day); and

            (iv) an amount equal to the prepaid rent, prepaid expenses and deposits transferred to Purchaser, as set forth on Schedule to be provided in a Schedule by the Sellers to the Purchaser three business days before the Closing Date, subject to adjustment until the Closing (the "Prepaids").

        (b) If any election under 5.10 is made by the Purchaser three Business Days prior to the Closing, the Purchase Price shall be increased by the aggregate Book Value (set forth in Schedule 3.08) of any Seller-owned Tangible Personal Property purchased by the Purchaser as a result of such election and the aggregate amount of any prepaid rent, security or similar deposits made by the Sellers under any Leases assigned to the Purchaser as a result of such election (which prepaid rent, security or similar deposits shall be assigned to the Purchaser). With respect to any such

Tangible Personal Property transferred to the Purchaser after the Closing or any such Leases assumed by the Purchaser after Closing, such additional amounts shall be paid after Closing in accordance with Section 5.10.

        (c) The parties agree that, for U.S. Tax purposes, the Purchase Price shall be allocated as of the Closing Date among the Assets in accordance with
Schedule 2.03(c) and Internal Revenue Code Section 1060 and Treasury Regulations thereunder and they shall file such Tax returns and forms as required reflecting such allocation of the Purchase Price. Any subsequent adjustments to the Purchase Price pursuant to Section 2.03(b) shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation Section 1.1060-1T(f). No party hereto shall file any Tax return or form or take a position with a Tax authority that is inconsistent with such allocation.

        SECTION 2.04 CLOSING

        (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") at 10:00 a.m., local time, on the later to occur of (i) the fifth Business Day following the expiration or termination of the applicable waiting periods under the HSR Act, or (ii) the fifth Business Day after notification by the Purchaser to the Sellers (such notice to be given no later than the 25th day following the receipt by the Purchaser of the Audited Financial Statements and the Unaudited Financial Statements from the Sellers pursuant to Section 5.02). The Closing shall occur at the offices of Perkins Coie LLP, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon, or at such other time or on such other date or at such other place as Forke, Inc., on behalf of the Sellers, and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Notwithstanding anything to the contrary, the sale and purchase of the Assets and the assumption of the Assumed Liabilities shall be deemed for all purposes to have taken place as of 12:01 a.m. on the Closing Date (or, in the case of any Leases or equipment leases assigned to the Purchaser after the Closing Date pursuant to Section 5.10, as of 12:01 a.m. on the date such Lease or equipment lease is so assigned to the Purchaser).

        (b) At the Closing, Forke, Inc. shall deliver, on behalf of the Sellers, or cause to be delivered to the Purchaser:

            (i) the Bill of Sale, the Assignment and Assumption Agreement and such other instruments as may be reasonably requested by the Purchaser to transfer the Assets to the Purchaser;

            (ii) a receipt for the RBA Shares, the Warrants, the Base Purchase Price and the Prepaids;

            (iii) executed counterparts of each Ancillary Agreement to which any Seller is a party;

            (iv) the certificates and other documents required to be delivered pursuant to Section 6.02; and

            (v) evidence that, upon receipt of the Payoff Amounts, the Lenders will promptly release their liens against the Assets.

        (c) At the Closing, the Purchaser shall deliver to Forke, Inc., on behalf of the Sellers:

            (i) the Base Purchase Price and the Prepaids, by cashier's check or wire transfer to an account designated by Forke, Inc., on behalf of the Sellers;

            (ii) a certificate evidencing the RBA Shares, issued in the name of Forke, Inc.;

            (iii) the Warrants, issued in the name of Forke, Inc.;

            (iv) executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

            (v) the certificates and other documents required to be delivered pursuant to Section 6.01.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Except as set forth in a Schedule bearing the number of the applicable Section, whether or not such Schedule is referenced in the text of the Section, each of the Sellers jointly and severally represents and warrants to the Purchaser as follows:

        SECTION 3.01 INCORPORATION AND AUTHORITY OF THE SELLERS

        Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 3.01 attached hereto and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to own, operate or lease the properties and assets now owned, operated or leased thereby, and to carry on the business now being conducted thereby. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as now being conducted makes such licensing or qualification necessary and in which the failure to qualify could have a Material adverse effect. Except as set forth on Schedule 3.01, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller and its shareholders. This Agreement has been duly executed and delivered by the Sellers and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. At the Closing, each of the Ancillary Agreements to which a Seller is a party shall be duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser) shall constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

        SECTION 3.02 NO CONFLICT

        The execution, delivery and performance by the Sellers of this Agreement and of each Ancillary Agreement to which any Seller is a party do not, and will not (a) violate or conflict with the charter documents of any Seller, in each case as amended, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any Seller, any of the Assets or the Business, or (c) subject to receipt of the consents described in Schedule 3.03, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any Seller is a party or by which any of its assets or properties is bound or affected.

        SECTION 3.03 CONSENTS AND APPROVALS

        Except as described in Schedule 3.03, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which any Seller is a party do not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any (a) court, administrative agency or other governmental or regulatory authority or (b) third party, except the notification requirements of the HSR Act.

        SECTION 3.04 LITIGATION

        Except as set forth on Schedule 3.04, no claim, action, proceeding (other than a notification pursuant to the HSR Act contemplated by this Agreement) or investigation is pending or, to the knowledge of the Sellers, threatened (a) against any of the Sellers, or any of their respective assets or properties, employees or the Business, before any federal, state or municipal court, or administrative, governmental or regulatory authority or body that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) which seeks to delay or prevent the consummation of, or which could reasonably be expected to adversely affect any of the Seller's ability to consummate the transactions contemplated hereby and by the Ancillary Agreements to which any Seller is a party. None of the Sellers or any of their respective assets or properties or the Business is subject to any order, writ, judgment, injunction, decree, determination or award that could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.05 COMPLIANCE WITH LAWS; LICENSES AND PERMITS

        No Seller is in violation of any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties is bound or affected, except for violations the existence of which would not have a Material Adverse Effect. Each Seller has all governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments (collectively, "Licenses") necessary to carry on the Business as it is now being conducted and to own and operate the Assets, except for such Licenses which the Sellers' failure to have would not have a Material Adverse Effect.

        SECTION 3.06 ENVIRONMENTAL COMPLIANCE

        Except as described in Schedule 3.06:

        (a) To the knowledge of the Sellers, Hazardous Substances have not been generated, used, treated or stored on, or transported to or from, any of the Sellers' Leased Real Property or any property adjoining any of the Sellers' Leased Real Property.

        (b) To the knowledge of the Sellers, Hazardous Substances have not been released or disposed of on any of the Sellers' Leased Real Property or any property adjoining any of the Sellers' Leased Real Property.

        (c) Environmental Permits have been obtained and are in effect for the operations conducted at the Sellers' Leased Real Property.

        (d) There are no pending applications for issuance or renewal of any Environmental Permits for the operations conducted at any of the Sellers' Leased Real Property.

        (e) The Sellers are in compliance in all material respects with all applicable Environmental Laws and the requirements of all their Environmental Permits pertaining to Sellers' Leased Real Property.

        (f) The Sellers have disposed of all wastes, including those containing any Hazardous Substances, in compliance with all applicable Environmental Laws.

        (g) There are no past, pending or threatened administrative, regulatory or judicial claims, actions, suits, investigations, demands, proceedings or notices of violation relating in any way to any Environmental Law or Environmental Permit ("Environmental Claims") against any Seller or any of the Sellers' Leased Real Property that, individually or in the aggregate, could have a Material Adverse Effect.

        (h) To the knowledge of the Sellers, no parcel of the Sellers' Leased Real Property is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any similar state list of sites requiring investigation or cleanup.

        (i) To the knowledge of the Sellers, no Seller has transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any similar state list.

        (j) To the knowledge of the Sellers, there are no circumstances with respect to any parcel of the Sellers' Leased Real Property that could reasonably be anticipated (i) to form the basis of an Environmental Claim against any Seller or any parcel of the Sellers' Leased Real Property that, individually or in the aggregate, could have a Material Adverse Effect or (ii) to cause any parcel of the Sellers' Leased Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

        (k) To the knowledge of the Sellers, there are not now, and never have been any underground storage tanks located on or under any of the Sellers' Leased Property or any property adjoining the Sellers' Leased Real Property.

        SECTION 3.07 INTELLECTUAL PROPERTY RIGHTS

        (a) The Sellers own or otherwise have exclusive rights to use in the Business as currently conducted in the jurisdiction of registration, without, to the knowledge of the Sellers, restrictions or any conflict with the rights of others, all registered trademarks identified on Schedule 3.07(a) and, to the knowledge of the Sellers, the exclusive rights to use in the Business as currently conducted, without, to the knowledge of the Sellers, restrictions or any conflict with the rights of others, all patents, other trademarks, trade names, service marks, copyrights, trade secrets and other intellectual property rights, all applications and registrations therefor, and all other confidential or proprietary information relating to or used by the Sellers in the conduct of the Business as currently conducted (collectively, the "Intellectual Property Rights"). No rights have been granted by any Seller to any third party with respect to the Intellectual Property Rights. There is no claim, action or cause of action challenging any Seller's use of the Intellectual Property Rights or challenging or questioning the validity or effectiveness of any Intellectual Property Rights. To the knowledge of the Sellers, (i) neither the operation of the Business nor the Intellectual Property Rights infringe upon any issued or pending patent, trademark, trade name, service mark, copyright or other right of any person or entity, and (ii) there is no infringement by any other person or entity of any Intellectual Property Right. Schedule 3.07(a) lists all known patents, copyrights, trademarks and service marks, and any applications or registrations therefor, included in the Intellectual Property Rights.

        (b) The Sellers have not provided any lists of their customers to any third party.

        SECTION 3.08 TANGIBLE PERSONAL PROPERTY

        Schedule 3.08 sets forth all computers and computer equipment (collectively, the "Computer Equipment"), yard equipment, machinery, office equipment and furniture owned by the Sellers, telephone equipment, motor vehicles and other tangible personal property used in connection with the Business, excluding inventory held for auction, (the "Tangible Personal Property"). The information in Schedule 3.08 is grouped by the Seller owning such equipment, and by the class of such property for purposes of Purchaser's electing whether to purchase such class, and whether such Tangible Personal Property is owned or leased by the Sellers and, if applicable, the Book Value thereof. No later than seven days following the date hereof, the Sellers will provide an updated Schedule 3.08, which will group the Tangible Personal Property and Computer Equipment by which parcel of Sellers' Real Property such personal property is located on or used. For each item of Tangible Personal Property with a Book Value of $5,000 or more, Schedule 3.08 also sets forth the date such item was purchased or otherwise acquired by the Sellers, the date (if known) such item was manufactured and, if applicable, the serial number thereof. The Tangible Personal Property is in normal operating condition, ordinary wear and tear excepted.

        SECTION 3.09 REAL PROPERTY

        The only real property owned by the Sellers and their affiliates, and used in the Business, is the Sellers' Owned Real Property and the Ring Power Real Property; except that the Sellers pay a fee to Thompson to use its facility in Nashville, Tennessee to conduct auctions. Schedule 3.09 lists all of the Sellers' Leased Real Property.

        SECTION 3.10 TITLE TO ASSETS; ABSENCE OF LIENS

        Except as set forth in Schedule 3.10, each Asset is either (a) owned by the Sellers, free and clear of all liens, security interests and other charges and encumbrances, except: (i) liens for Taxes, assessments and other governmental charges not yet due and payable; (ii) liens for Taxes, assessments and charges and other claims, the validity of which is being contested in good faith; and (iii) liens, security interests, imperfections of title and other charges and encumbrances which, individually and in the aggregate, are immaterial and, to the extent quantifiable, that relate to claims or liabilities of less than $10,000, or (b) leased pursuant to one or more valid and enforceable lease agreements that have not been breached by the Sellers or, to the knowledge of the Sellers, any other party thereto. The Sellers have good and marketable title to all the Assets they own, subject only to the liens, security interest and other charges and encumbrances indicated above.

        SECTION 3.11 MATERIAL CONTRACTS

        Schedule 3.11 contains a list of all of the contracts, agreements, instruments, leases (including, without limitation, the Leases), licenses, arrangements or commitments by which any of the Tangible Personal Property, the Assets or any of the Sellers' Real Property (excluding any easements, restrictions or other arrangements recorded solely in the public records) is subject or bound and that requires, in accordance with its terms, future payments in excess of $10,000 or that is not cancelable without penalty upon not more than 30 days' notice and each other contract, agreement or commitment that is material to the Business other than auction dates and auction contracts entered into in the ordinary course of the Sellers' Business (collectively, the "Material Contracts"). The Sellers have delivered or made available to the Purchaser true and complete copies of all the Material Contracts, in each case as amended. With respect to the Material Contracts, (a) each Material Contract is valid, binding and enforceable in accordance with its terms; (b) no Seller is in default under or in violation of any provision of any of the Material Contracts; (c) no Seller has received notice of alleged nonperformance or other noncompliance with respect to its or any other Seller's obligations under any of the Material Contracts which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (d) no Seller has any knowledge of any nonperformance, breach or other noncompliance by any other party to any of the Material Contracts.

        SECTION 3.12 EMPLOYEE BENEFIT MATTERS

        (a) Schedule 3.12 contains a list of all Benefit Plans. None of the Sellers has any agreement, arrangement or commitment, whether formal or informal, whether written or unwritten and whether legally binding or not, to create any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice or to modify, amend or terminate any existing Benefit Plan.

        (b) Each Benefit Plan is, and at all times since its inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code other than such noncompliance as will not have a Material Adverse Effect. No transaction, event or omission has occurred or failed to occur with respect to any Benefit Plan that has subjected, or could subject, any Seller, directly or indirectly, to a tax, fine, penalty or related charge for which payment has not been provided for by Seller under Chapter 43 of Subtitle D of the Internal Revenue Code or under Section 502(c), 502(i), 502(l) or 4071 of ERISA.

        (c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Internal Revenue Code, and each such Benefit Plan is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred, and no circumstances exist, or are reasonably expected by any Seller to occur, that could cause such Benefit Plan to lose its tax-qualified status or that could cause the IRS to revoke the most recent determination letter issued with respect to such Benefit Plan or the Sellers (or such Benefit Plan) to otherwise lose their ability to rely on such determination letter.

        (d) Each "group health plan," as defined in Section 4980B(g)(2) of the Internal Revenue Code or Section 607(1) or 733(a)(1) of ERISA, sponsored, maintained, provided or contributed to by any Seller or any ERISA Affiliate, or covering any of their employees, has been maintained, administered and operated at all times since its inception in compliance with the requirements of Section 4980B(f)
of the Internal Revenue Code, Parts 6 and 7 of Subtitle B of Title I of ERISA, any regulations under such Internal Revenue Code and ERISA sections and any other applicable laws regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA).

        (e) No Seller or ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or
Section 414(f) of the Internal Revenue Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Internal Revenue Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Internal Revenue Code or
Section 302 or Title IV of ERISA, and no Seller or ERISA Affiliate has incurred, or could incur, any liability with respect to any such plan.

        SECTION 3.13 EMPLOYEES, LABOR MATTERS

        Schedule 3.13 sets forth a list of all employees, including employees on leave of absence or disability leave, employed in the Business and all individuals who were employed in the Business on a full-time basis at any time within the past 12 months (collectively, the "Employees") (broken down by appropriate categories) and independent contractors providing auctioneer or sales services to the Sellers, and the Sellers have previously provided the purchasers with a schedule containing the current compensation levels therefor (broken down by base salary for 1999 and broken down by base salary, other compensation (excluding 401(k) matching contributions) and total compensation for each of the three calendar years in the period ending December 31, 1998), and all accrued benefits therefor, including, without limitation, accrued vacation and sick days, and, in the case of individuals no longer employed, the last day of employment and reason for termination. Schedule 3.13 indicates any Employees that are on leave of absence or disability leave. There are no labor controversies pending or, to any of the Seller's knowledge, threatened, between any Seller and any of the Employee. No Seller is a party to any collective bargaining agreement or other labor union contract applicable to any of the Employees, and no Seller has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of the Employees.

        SECTION 3.14 TAXES

        Except as set forth on Schedule 3.14, (a) the Sellers have timely filed or will file, all returns required to be filed by it with respect to Taxes pertaining to the Assets or the Business prior to the Closing Date, (b) all Taxes shown to be payable on such returns have been paid or will be paid by the Sellers, (c) there are no agreements, waivers or consents providing for an extension of time with respect to the assessment of any such Taxes or any other agreements, waivers or consents agreed to by any Seller with, issued to, or for the benefit of, any taxing authority,
(d) no deficiency for any Tax has been asserted or assessed by a taxing authority against any Seller pertaining to the Assets or Business, and (e) all required deductions and withholdings at source with respect to the Assets and the Business have been made and either remitted by the Sellers to the relevant taxing authorities in all applicable jurisdictions or, if not delinquent, set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Sellers.

        SECTION 3.15 CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CHANGES

        Since the date of the Unaudited Balance Sheet, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the date of the Unaudited Balance Sheet no Seller has:

               (i) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets used in connection with the Business other than sales of inventory held for auction in the ordinary course of Sellers' business;

              (ii) (A) granted any increase, or announced any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the Employees, including, without limitation, any increase or change pursuant to any Benefit Plan, or (B) established or increased or promised to increase any benefits under any Benefit Plan, in either case except as required by law or applicable collective bargaining agreements;

             (iii) suffered the loss of any significant customers or employees, individually or in the aggregate; or

              (iv) suffered any Material Adverse Effect.

        SECTION 3.16 SUBSIDIARIES; SHAREHOLDERS

        (a) The Sellers, other than Forke, Inc., include all subsidiaries of Forke, Inc. other than Forke Credit Corporation and Forke Acceptance Corporation. Each of such other Sellers is a direct or indirect wholly owned subsidiary of Forke, Inc.

        (b) Ring Power and Thompson each own 29.31% of the outstanding capital stock of Forke, Inc. There are 13 additional shareholders of Forke, Inc. that together own the remaining 41.38% of the outstanding capital stock of Forke, Inc. and no such other shareholder owns in excess of 6.2% of the outstanding capital stock of Forke, Inc. Except as set forth on Schedule 3.16, there are no other equity securities or options, warrants or other rights to acquire equity securities in Forke, Inc. or other instruments evidencing conversion rights for such securities outstanding and no agreements or understandings exist with respect to the future issuance of such securities rights or other instruments.

        SECTION 3.17 FINANCIAL INFORMATION

        (a) The Sellers have provided to the Purchaser true and complete copies of (i) excerpts from the audited consolidated balance sheets of the Sellers dated as of December 31, 1997, 1996, and 1995 showing all liabilities of the Sellers and excerpts from the audited consolidated income statements for the Sellers for the years ended December 31, 1997, 1996 and 1995 (such audited consolidated balance sheets and audited consolidated income statements, together with the audited consolidated statements of cash flow and shareholders' equity and notes thereto, collectively, the "Audited Financial Statements") showing the Sellers' auction revenues, together with notes to the Audited Financial Statements and (ii) excerpts from the unaudited consolidated balance sheet for the Sellers as of December 31, 1998 (the "Unaudited Balance Sheet") showing all liabilities of the Sellers and excerpts from the unaudited consolidated income statements for the Sellers for the 12-month period ended December 31, 1998 (such unaudited consolidated balance sheet and unaudited consolidated income statement, together with the unaudited consolidated statements of cash flow and shareholders' equity for such period and notes thereto, collectively, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, being referred to herein, collectively, as the "Financial Statements"), showing the Sellers' auction revenues. The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Sellers, on a consolidated basis, as of the dates thereof or for the periods covered thereby, and the Financial Statements have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby, except as described in the notes thereto and except that the Unaudited Financial Statements do not contain the notes required by GAAP. Except as set forth in the Unaudited Balance Sheet, the Sellers have no liabilities, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to the date of the Unaudited Balance Sheet and (y) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Sellers, on a consolidated basis.

        (b) Forke, Inc. has provided to the Purchaser, on a schedule dated even date herewith, true and accurate information regarding the gross auction sales and commissions and profits and losses on owned inventory of the Business since January 1, 1994, by calendar quarter and broken down by inventory, truck sales and traditional.

        SECTION 3.18 BROKERS

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements that could provide the basis for, or result in, any claim against the Purchaser or the Assets, based upon arrangements made by or on behalf of any Seller or any Shareholder.

        SECTION 3.19 SECURITIES MATTERS

        (a) Forke, Inc. has full power and authority to own the RBA Shares and the Warrants to be delivered to it hereunder and the Common Shares of RBA issuable upon exercise of the Warrants (collectively, the "Securities").

        (b) The Securities will be acquired for investment for Forke, Inc.'s own account, and not with a view to the distribution of any part thereof (other than to Shareholders), and Forke, Inc. has no present intention of selling, granting any participation in, or otherwise distributing the same (including to any Shareholders) in a manner contrary to the Securities Act, or applicable state or other securities laws.

        (c) The Sellers have received copies of RBA's prospectus filed under Rule 424(b) of the Securities Act with respect to the Purchaser's initial public offering, and of RBA's Reports on Form 6-K filed with the SEC for the quarters ended March 31, June 30 and September 30, 1998 (collectively, "RBA's SEC Filings").

        (d) The Sellers are able to fend for themselves in the transactions contemplated by this Agreement, can bear the economic risk of their investment (including possible complete loss of such investment) for an indefinite period of time and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Securities. None of the Sellers has been organized for the purpose of acquiring the Securities. The Sellers understand that the Securities have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Purchaser and RBA on such exemptions is predicated upon the accuracy of the representations and warranties in this Section. Forke, Inc. is familiar with Regulation D promulgated under the Securities Act and is an "accredited investor" as defined in Rule 501(a) of such Regulation D.

        (e) The Sellers understand that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in subsection (f) below. In this connection, the Sellers represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

        (f) It is understood that the certificates evidencing the Securities may bear the following or a similar legend:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES,
        (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

        SECTION 3.20 DISCLOSURE

        None of the foregoing representations or warranties contains any untrue statement of a material fact, and no Seller has omitted to state any material fact necessary to make such representation or warranty, or to Sellers' knowledge, any other material disclosure provided to the Purchaser, not misleading. Except as provided herein, to Seller's knowledge, there are no facts or information regarding the Business or the Assets that the Sellers have not disclosed in this Agreement that could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Sellers as follows:

        SECTION 4.01 INCORPORATION AND AUTHORITY

        The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Washington and has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to own, operate or lease the properties now owned, operated or leased by the Company and to carry on the business now being conducted by the Purchaser. Purchaser is a wholly-owned subsidiary of RBA. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. At the Closing, each of the Ancillary Agreements to which the Purchaser is a party shall be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. RBA is a corporation duly amalgamated, validly existing and in good standing under the laws of Canada, and has all necessary corporate power and authority to enter into the Warrant and the Registration Rights Agreement. At the Closing, the Warrant and the Registration Rights Agreement shall be duly executed and delivered by RBA and shall constitute a legal, valid and binding obligation of RBA, enforceable against RBA in accordance with its terms.

        SECTION 4.02 NO CONFLICT

        The execution, delivery and performance by the Purchaser of this Agreement and of each of the Ancillary Agreements to which it is a party and the execution, delivery and performance by RBA of the Warrant and the Registration Rights Agreement and the issuance of the RBA Shares by RBA pursuant to the terms hereof, do not, and will not (a) violate or conflict with the Articles of Incorporation or Articles of Amalgamation, as applicable, or Bylaws of the Purchaser or RBA, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser or RBA, or (c) except as will not have a material adverse effect on the ability of the Purchaser or RBA to consummate the transactions contemplated by this Agreement, the Ancillary

Agreements to which it is a party, the Warrant and the Registration Rights Agreement, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of the Purchaser or RBA (other than liens and encumbrances in favor of lenders providing financing for the transactions contemplated by this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which the Purchaser or RBA is a party or by which any of such assets or properties is bound or affected.

        SECTION 4.03 CONSENTS AND APPROVALS

        The execution, delivery and performance by the Purchaser of this Agreement and of each Ancillary Agreement to which it is a party and the execution, delivery and performance by RBA of the Warrant and the Registration Rights Agreement and the issuance of the RBA Shares by RBA pursuant to the terms hereof, do not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any (a) court, administrative agency or other governmental or regulatory authority or
(b) third party, except the notification requirements of the HSR Act and post-Closing filings under the federal securities laws.

        SECTION 4.04 LITIGATION

        No claim, action, proceeding or investigation is pending or, to the Purchaser's knowledge, threatened (a) against Purchaser or RBA or any of their respective assets or properties, employees or business, before any federal, state or municipal court, or administrative, governmental or regulatory authority or body that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchaser's or RBA's business, condition (financial or otherwise), results of operations or prospects, or (b) which seeks to delay or prevent the consummation of, or which could reasonably be expected to adversely affect the Purchaser's or RBA's ability to consummate the transactions contemplated hereby, by the Ancillary Agreements to which it is a party and by the Warrant and the Registration Rights Agreement. Neither the Purchaser nor any of its assets or properties or business is subject to any order, writ, judgment, injunction, decree, determination or award that could reasonably be expected to have a material adverse effect on the Purchaser's business, condition (financial or otherwise), results of operations or prospects.

        SECTION 4.05 BROKERS

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

        SECTION 4.06 DISCLOSURE

        Neither RBA's SEC Filings nor any of the foregoing representations or warranties of the Purchaser in this Article IV contains any untrue statement of a material fact, and the Purchaser has not omitted to state any material fact necessary to make such representation or warranty, or any other disclosure provided to the Sellers, not misleading.

        SECTION 4.07 RBA SHARES AND WARRANT SHARES

        The RBA Shares will be duly authorized, validly issued, fully paid and nonassessable when issued in accordance with the terms of this Agreement and the Shares issued upon exercise of the Warrants will be duly authorized, validly issued, fully paid and nonassessable when issued in accordance with the terms of the Warrants.

ARTICLE V. ADDITIONAL AGREEMENTS

        SECTION 5.01 CONDUCT OF BUSINESS PRIOR TO THE CLOSING

        (a) The Sellers covenant and agree that, between the date hereof and the Closing Date, they shall (i) conduct the Business in the ordinary course and consistent with its prior practice, (ii) use their best efforts to keep available to the Purchaser the services of the Employees and (iii) use their best efforts to preserve the current relationships of the Sellers with their customers and other persons with which they have relationships relevant to the Business.

        (b) The Sellers covenant and agree that, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), they will not, prior to the latest date that any Asset may be transferred pursuant to Section 5.10, (i) sell, transfer or otherwise dispose of (or agree to sell, transfer or otherwise dispose of) any of the assets related to the Business (other than as contemplated by this Agreement); (ii) create, or permit to be created, any lien, security interest or other charge or encumbrances on any of the Assets, other than any liens, security interests, charges and encumbrances of the type described in clauses (i) through (iii) of Section 3.10;
(iii) except as specifically contemplated by Section 5.06 hereof, establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any Employee, except as may be required by law or applicable collective bargaining agreements; (iv) enter into any employment or severance agreement with any Employees or establish, adopt, enter into or amend any collective bargaining agreement, except as may be required by law or any applicable collective bargaining agreements; or (v) except as required by law, disclose any competitive or confidential information or provide any customer lists to any third party.

        SECTION 5.02 ACCESS TO INFORMATION

        (a) From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall, and shall cause each of their officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access to the offices, properties, books and records of the Sellers relating to the Business or the Assets and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business or the Assets as the Purchaser may from time to time reasonably request; provided, however, (i) that such investigation shall be conducted in a manner so as not to interfere unreasonably with any of the businesses or operations of the Sellers and (i) the Sellers shall not be required to provide the Audited Financial Statements and the Unaudited Financial Statements (or the general ledger, trial balances, or other similar financial records supporting such financial statements, except to the extent disclosure thereof supports the disclosed excerpts and does not disclose the otherwise undisclosed portions of such financial statements) until the expiration or termination of the applicable waiting periods under the HSR Act.

        (b) Without limiting the generality of Section 5.02(a) above, as soon as practicable after the date hereof, each Seller shall deliver to the Purchaser or its representatives a true, correct and complete copy (or, in the case of any unwritten Benefit Plan, a description) of each Benefit Plan (and all amendments thereto), along with, to the extent applicable to the particular Benefit Plan, the following information: (i) copies of the annual reports (Form 5500 series), and all attachments thereto, filed with respect to such Benefit Plan for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of modifications and all employee manuals or communications filed or distributed with respect to such Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements (and any amendments thereto) through which such Benefit Plan is funded; (iv) copies of the most recently prepared actuarial report and financial statements prepared for such Benefit Plan; and (v) a copy of the most recent determination letter issued by the Internal Revenue Service ("IRS") with respect to such Benefit Plan.

        (c) If necessary to facilitate the resolution of any claims made by or against or incurred by the Sellers prior to the Closing, upon reasonable notice, the Purchaser shall, after the Closing, at the Sellers' expense, (i) afford the Sellers' officers, employees and authorized agents and representatives reasonable access to the offices, properties, books and records of the Purchaser relating to the Business or the Assets, (ii) furnish to the officers, employees and authorized agents and representatives of the Sellers such additional financial and other information regarding the Business or the Assets as the Sellers may from time to time reasonably request and (iii) make available to the Sellers, the employees of the Purchaser whose assistance, testimony or presence is necessary to assist the Sellers in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall be conducted in a manner so as not to interfere unreasonably with any of the businesses or operations of the Purchaser or any of its affiliates or subsidiaries.

        SECTION 5.03 BOOKS AND RECORDS

        (a) If, in order (i) to effect the orderly liquidation of the Excluded Assets and the completion of the Sellers' business activities, or (ii) properly to prepare documents required to be filed with governmental authorities or the Sellers' financial statements, it is necessary that any Seller or its successors be furnished with additional information relating to the Business or the Assets, and such information is in the possession of the Purchaser, the Purchaser agrees to use its reasonable best efforts to furnish or provide access to such information to such Seller, at such Seller's cost and expense.

        (b) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that the Purchaser or its successors be furnished with additional information relating to the Business, the Assets or the Sellers, and such information is in the possession of the Sellers, the Sellers agree to use their reasonable best efforts to furnish such information to the Purchaser, at the Purchaser's cost and expense.

        (c) The Sellers covenant and agree to retain and preserve in a secure, accessible facility in Lincoln, Nebraska, Jacksonville, Florida or another mutually agreeable location, for a period of 12 months following the Closing, all the Sellers' general, financial, personnel and other records (including, without limitation, all appraisal files, records pertaining to consignments and commission rates, offers, commitments, purchases and sales, invoices and other relevant documents) pertaining to the Business and to afford the officers, employees and authorized agents and representatives of the Purchaser full access to such records for any purpose deemed appropriate by the Purchaser, including, but not limited to, making copies thereof.

        SECTION 5.04       CONFIDENTIALITY

        (a) The terms of the letter agreement dated December 3, 1998 (the "Confidentiality Agreement") between Forke Auctioneers, Inc. and RBA are hereby incorporated by reference and shall continue in full force and effect until the Closing except as required by the securities laws and as contemplated by Section 9.03, at which time the obligations of RBA under such Confidentiality Agreement and under this Section 5.04 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If the Closing does not occur, or if this Agreement is terminated pursuant to Section 8.01 hereof, the Confidentiality Agreement shall continue in full force and effect in respect of such Information and RBA and the Purchaser shall promptly return to Forke, Inc., on behalf of the Sellers, all copies of any such Information and any analyses, reports, compilations or summaries based, in whole or in part, on such Information.

        (b) The Sellers, their affiliates and their respective representatives will keep confidential any and all proprietary information obtained from the Purchaser or its affiliates concerning the Purchaser, its affiliates or its business. Immediately following the Closing, or if this Agreement is terminated pursuant to Section 8.01 hereof or otherwise prior to Closing, the Sellers shall promptly return to the Purchaser all copies of any such information and any analyses, reports, compilations or summaries based, in whole or in part, on such proprietary information. In addition, after the Closing, the Sellers and such affiliates and representatives will keep confidential any and all proprietary information regarding the Assets or the Business and shall treat all such information as the Purchaser's confidential and proprietary information. Immediately following the Closing, the Sellers shall destroy any printed copies and eliminate all electronic and other versions of Sellers' promotional literature, customer lists and other sales related materials and software pertaining to the Business and not used exclusively in the business of Forke Credit other than those copies and versions provided to the Purchaser pursuant to Section 2.01(a)(i) hereof. If, following the Closing, the Sellers become aware of any employee or former employee of the Sellers, or any other third party, that has in such party's possession any form of any such materials, the Sellers shall immediately inform the Purchaser of the identity of such party and of the nature of the materials in such party's possession, and the Sellers shall use reasonable efforts to cause such party (i) to immediately cease using any such material, and (ii) to convey such material to the Purchaser.

        SECTION 5.05 REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS

        Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies and officials, and of any lessors or other third parties, that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements to which it is a party, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Purchaser and the Sellers agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby on the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act, with any supplemental filings, correspondence or other communications with the appropriate reporting authorities to be coordinated by the Purchaser's counsel. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. The Purchaser, on the one hand, and the Sellers, on the other hand, shall pay their own respective expenses in connection with the preparation of the Notification and Report Forms and the Purchaser shall be responsible for the filing fees required by the HSR Act.

        SECTION 5.06 EMPLOYEES

        (a) The Purchaser or an affiliate of the Purchaser will, after the execution of this Agreement, offer employment to all the Employees identified on Schedules 6.02(j)(A) and 6.02(j)(B) and otherwise identified in Section 6.02(j), and such other Employees as the Purchaser may elect, upon terms (subject to the next sentence) that are substantially equivalent to those provided to similarly-situated employees of the Purchaser, conditioned and effective upon the Closing and, unless otherwise agreed by the Sellers and the Purchaser, the Sellers will terminate all such Employees who accept employment with Purchaser at the Closing. The Sellers agree that they shall use their best efforts to encourage each Employee offered employment by the Purchaser to accept such offer. With respect to Scott Forke, Michael Rich, Michael Groves and Gary Seybold, the Purchaser shall compensate such Employees (through an aggregate of base salary and signing bonus) at the annual rate of $100,000. The Sellers shall be entitled, but shall not be required, to pay the Employee's listed on Schedules 6.02(j)(A) and 6.02(j)(B) and otherwise identified in Section 6.02(j), additional compensation in excess of the amount to be paid to such employees by the Purchaser (the "Additional Compensation") in order to induce such Employees to accept employment with the Purchaser. To the extent that Sellers elect to pay such Additional Compensation, Sellers agree to pay such Additional Compensation in equal monthly installments in the form of severance payments over the period from the Closing Date until December 31, 1999 (or a proportionately reduced amount paid over a shorter period in case of termination of employment by the Purchaser), and such Employees' total monthly compensation during the period from the Closing date until December 31, 1999 will not exceed their average monthly compensation in effect prior to the Closing without the prior written approval of the Purchaser.

        (b) To the extent that duration of service is relevant for purposes of eligibility, vesting or benefit accrual under the Purchaser's vacation plan and employee stock purchase program (but not for any other purpose), such plan and program shall credit each Employee hired by the Purchaser for service prior to the Closing with the Sellers.

        SECTION 5.07 TRANSFER FEES AND TAXES

        Each of the Purchaser and the Sellers shall be liable for and pay the sales, transfer and similar Taxes, charges or fees to be paid by such party by applicable statutes or regulations as a result of the sale and transfer of the Assets contemplated hereby; provided, however, that with respect to any such Taxes, charges or fees or related filings that may arise from the transfer of Seller's Real Property to the Purchaser, the provisions of Seller's Real Property Agreements shall govern. The parties shall cooperate in the filing of all necessary documentation and Tax returns, reports and forms with respect to such Taxes, charges and fees.

        SECTION 5.08 CHANGE OF NAMES AND TELEPHONE NUMBERS; FORKE
                     CREDIT CORPORATION

        As promptly as practicable after the Closing, the Sellers will execute such applications to governmental authorities, consents and other documents and take such other action, and will cause their affiliates to execute such applications, consents and other documents and take such other action, as the Purchaser may reasonably request in order (a) to change each of the Sellers' and such affiliates' names to one not involving the use of the word "Forke" or "Miller" and (b) to enable the Purchaser to use and register, as the Purchaser may desire, such name and any variation thereof and each of the Sellers' telephone numbers; provided, however, that (i) the Sellers may use the Forke name during the period immediately following the Closing to the extent required to comply with the Sellers' obligations under Section 5.09(a) hereof, and (ii) Forke Credit Corporation (but no assignee or successor thereto, by operation of law or otherwise) may continue to use such name to conduct its financing business as currently conducted, but only for so long and to the extent that it does not, directly or indirectly, use such name in connection with any auction-related business. The right granted in the preceding proviso to use the name "Forke Credit Corporation" shall automatically terminate upon the earlier of (x) Forke Credit Corporation's using such name (A) to conduct business other than its financing business as currently conducted or (B) in connection with any auction-related business, and (y) the date twelve
(12) months after Closing.

        SECTION 5.09 POST-CLOSING FORKE AUCTIONS

        (a) The Sellers shall be responsible for conducting any auctions that, as of the Closing, auction brochures have previously been distributed or for which an auction brochure is scheduled for its press run during the five Business Days immediately following the Closing. The Purchaser agrees to assist the Sellers in conducting such auctions by providing the Purchaser's personnel and other resources to the extent consistent with the Purchaser's business requirements at the Purchaser's fully-loaded cost. The Sellers and the Purchaser may agree that any such auctions shall instead be conducted by the Purchaser pursuant to Section 5.09(b) below.

        (b) If, as of the Closing, the Sellers have contracted or committed in writing for the sale of equipment by auctions other than those described in
Section 5.09(a) above, the Purchaser agrees to conduct such auctions, on behalf of the Sellers for a fee equal to 6% of the aggregate gross auction sales (reduced on a deal-by-deal basis for direct auction expenses (including, but not limited to, costs related to the auction site) previously paid by the Sellers) of such equipment and upon such terms and conditions as are provided in the Purchaser's standard straight commission auction contract. Such fee may be retained by the Purchaser from gross auction sales it collects, on behalf of the Sellers, in connection with the auctions. To the extent any Seller is the owner or lessee of any site used for any such auction, such Seller hereby authorizes the Purchaser, its employees and agents to enter upon such site for the purpose of conducting such auction at a fair rental rate. Notwithstanding the Purchaser's role in conducting any such auctions under this Section, the Sellers shall remain solely responsible for all obligations to consignors and others with respect to the contracts or commitments any of the Sellers or their agents made to sell equipment at such auctions. Promptly following the Closing, the Sellers shall provide notice to each consignor or other party for whom the Purchaser will be conducting auctions on the Sellers' behalf to the effect that the Purchaser shall conduct such auction on behalf of the Sellers and such notice will provide such consignor or other party the opportunity to cancel their contract with the Sellers. With respect to any post-closing auction that the Purchaser is conducting on Seller's behalf pursuant to this Section 5.09(b), the Purchaser shall not be required to advertise in its brochures any equipment for any consignors for which the Sellers have not delivered such notice.

        SECTION 5.10 RIGHT TO PURCHASE ADDITIONAL ASSETS

        (a) The Purchaser may elect, by providing written notice thereof to the Sellers at any time prior to the third Business Day before the Closing Date, that (i) any or all of the scheduled classes of Computer Equipment and Tangible Personal Property owned by the Sellers be included in the Assets transferred to the Purchaser at the Closing and/or (ii) all of the Sellers' right, title and interest in, to and under any or all of the leases by which the Sellers lease Computer Equipment or Tangible Personal Property be assigned to the Purchaser at the Closing and included in the Assets. The Purchaser shall, to the extent set forth in Section 2.02(a), assume the obligations of the Sellers under any such assigned leases. The Base Purchase Price payable at the Closing shall be increased by the aggregate Book Value (set forth in Schedule 3.08) of any Seller-owned Computer Equipment and Tangible Personal Property purchased by the Purchaser. Notwithstanding the foregoing, with respect to (x) any Lease assumed by the Purchaser after the Closing pursuant to this Section 5.10 or (y) any of Seller's Real Property transferred to RBP after the Closing, the Purchaser may elect to condition the purchase of any Tangible Personal Property situated on the premises subject to such Lease or on such parcel of Sellers' Real Property upon the assumption of such Lease or the closing of the transfer of such parcel of Sellers' Real Property, in which case the payment by the Purchaser of any additional purchase price required with respect to such Tangible Personal Property shall take place on the date such Lease is assumed or the closing date of the transfer of such parcel of Seller's Real Property, as the case may be.

        (b) The Purchaser may elect, by providing written notice thereof to the Sellers at any time prior to the third Business Day before the Closing Date, that the Sellers assign to the Purchaser all of their right, title and interest in, to and under any or all of the Leases and the Purchaser shall, to the extent set forth in Section 2.02(a), assume the obligations of the Sellers under any such assigned Lease. Notwithstanding the foregoing, the Purchaser may elect to condition the Purchaser's assumption of any Lease upon satisfactory completion, in the Purchaser's sole discretion, of an environmental review of the real property subject to such Lease. Unless the Purchaser notifies Forke, Inc. within 30 days after the Closing, that it is not so satisfied (stating the reasons why), the Purchaser shall be conclusively presumed to be satisfied with such review and shall assume such Lease effective on the Closing Date in accordance with the terms of this Section 5.10. If the Purchaser has elected to conditionally assume any Lease under this Section 5.10(b), the Purchaser shall reimburse the Sellers for the rent obligations and other obligations under the Lease for the period from the Closing until the day that the Purchaser notifies the Sellers that it will not assume such Lease due to the environmental review. Notwithstanding the foregoing, and solely with respect to the Lease for Sellers' existing facility in Lincoln, Nebraska, the Purchaser may elect to assume such Lease up to 30 days following the Closing Date by providing written notice to the Sellers at any time prior to such 30th day, and the Purchaser will not be responsible for the rent obligations and other obligations under such Lease unless and until the Purchaser assumes such Lease. The Sellers and the

Purchaser shall prorate amounts prepaid, deposits and amounts due under any assigned Lease with respect to property taxes and utilities, based on the number of days in the billing period preceding and including, and following the date of the assignment.

        (c) The applicable Sellers shall execute and deliver additional Bills of Sale and Assignment Agreements and such other instruments as may be reasonably requested by the Purchaser to reflect any transfers and assignments which occur after the Closing Date pursuant to this Section 5.10. The Purchaser shall execute and deliver additional Assignment and Assumption Agreements as may be reasonably requested by the Sellers to reflect any such assumptions which occur after the Closing Date.

        (d) The Sellers agree to promptly provide to the Purchaser such evidence as the Purchaser shall reasonably request regarding the calculation of the Book Value of any item or items of Tangible Personal Property.

        SECTION 5.11 ADDITIONAL MATTERS

        Ring Power and Thompson (the "Controlling Shareholders") each covenant and agree (i) to execute and deliver, on or prior to the Closing Date, an Auction Agreement and a Shareholder Noncompetition Agreement with the Purchaser,
(ii) to provide, or cause to be provided, to the Purchaser, within 60 days following the end of each calendar year beginning with calendar year 1999 and for so long as the Sellers shall have any indemnity obligation to the Purchaser under this Agreement, a letter from a nationally recognized certified public accounting firm certifying as to the compliance with clause (iii) below, and
(iii) to cause Forke, Inc. to maintain a minimum net worth (defined as total assets less total liabilities other than liabilities expressly subordinated to Sellers' obligations to Purchaser under this Agreement (with subordination provisions reasonably satisfactory to Purchaser)), for a period of two years after the Closing Date, equal to at least $10,000,000. On or prior to the Closing Date, Randal Ringhaver and Dewitt Thompson shall each provide a letter to the Purchaser certifying that Ring Power and Thompson Machinery, L.P., a limited partnership for which Thompson is the general partner, each hold a Caterpillar dealer franchise within Florida and Tennessee, respectively.

        SECTION 5.12 LINCOLN FACILITY

        The Sellers covenant and agree to keep the Sellers' existing facility in Lincoln, Nebraska open for a period of at least 30 days after the Closing Date. During such period, the Sellers shall continue to employ all of the Sellers' existing staff at such facility, together with the Sellers' field administrative staff wherever located. The

Sellers shall cause such Employees, in addition to any activities on the Sellers' behalf, to assist the Purchaser in the transfer of the Assets and in obtaining access to the information and records referenced in Section 5.03 hereof. Prior to the expiration of such 30-day period, the Purchaser may designate, by notice to Forke, Inc., certain of such Employees to whom the Purchaser intends to offer employment. The Sellers shall use their best efforts to encourage each such Employee offered employment by the Purchaser to accept such offer.

        SECTION 5.13 OTHER NEGOTIATIONS

        None of the Sellers will (and the Sellers will instruct their respective officers, directors, employees, agents and affiliates on its behalf not to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than the Purchaser) regarding any acquisition of any of the Sellers, any merger or consolidation with or involving any of the Sellers, or any acquisition of any material portion of the stock or assets of any of the Sellers or enter into an agreement concerning any of the foregoing with any party other than the Purchaser.

        SECTION 5.14 FURTHER ACTION

        Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

        SECTION 5.15 RENTAL PAYMENTS FOR SELLERS' OWNED REAL PROPERTY

        For the period of time between the Closing Date and either the closing date under a Sellers' Real Property Agreement or the date that the Purchaser notifies the Seller under such Seller's Real Property Agreement that the Purchaser has elected not to purchase the applicable Seller's Owned Real Property pursuant to the terms of such agreement, the Purchaser shall pay such Seller a monthly rent for such property equal to three quarters of one percent (3/4%) of the purchase price of such property under the applicable Seller's Real Property Agreement, which amount shall be prorated for any partial month.

        SECTION 5.16 TRADEMARK FILINGS

        The Sellers will, prior to Closing, file an application to register the names "Forke Europe," "Forke Auctioneers," "Forke," "Forke Brothers" and "Forke Truck" in the community trademark registry. The Purchaser will pay the fees and expenses in connection with such filing.

ARTICLE VI. CONDITIONS TO CLOSING

        SECTION 6.01 CONDITIONS TO OBLIGATIONS OF THE SELLERS

        The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representatives and warranties as are made as of another date), and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing, including payment of the Base Purchase Price and the Prepaids, shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof.

        (b) No Order. No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

        (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or been terminated.

        (d) Consents. All consents, authorizations and approvals, if any, necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, including, without limitation, written consents from the applicable landlords to the assignments of any Leases to be assigned to the Purchaser pursuant to Section 5.10(b), except to the extent the failure to obtain such consent will not have a material adverse effect on the Sellers.

        (e) Ancillary Agreements. The Purchaser shall have duly executed and delivered to the Sellers counterparts of the Assignment and Assumption Agreement and the Ancillary Agreements to which it is a party that have not been previously delivered.

        (f) Warrant and RBA Shares. RBA shall have delivered the Warrant and the RBA Shares.

        (g) Registration Rights Agreement. The Purchaser shall have duly executed and delivered to Forke, Inc. the Registration Rights Agreement.

        (h) Legal Opinion. The Sellers shall have received from counsel to the Purchaser legal opinions from Canadian and U.S. counsel, each addressed to the Sellers and dated the Closing Date, in form and substance reasonably agreed among the Sellers and the Purchaser within ten days following the date hereof.

        (i) Sellers' Real Property Agreements. The Purchaser shall not be in material default under any of the Sellers' Real Property Agreements.

        (j) Approval by Counsel. All actions, proceedings, instruments, and documents required to fulfill the conditions set forth in this Section 6.01 or incident hereto and all other related legal matters shall have been reasonably satisfactory to the Sellers' counsel, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by such counsel.

        To the extent the closing of any transaction contemplated by Section
5.10 is to take place after the Closing, the obligations of the Sellers to consummate such transaction shall be subject to the prior fulfillment of each of the foregoing conditions (treating the closing of such transaction as the Closing for purposes of each condition).

        SECTION 6.02 CONDITIONS TO OBLIGATIONS OF THE PURCHASER

        The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date), and all the covenants contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of each of the Sellers to such effect signed by a duly authorized officer thereof.

        (b) No Order. No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

        (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or been terminated.

        (d) Consents. All consents, authorizations and approvals, if any, necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, including, without limitation, written consents, in form and substance satisfactory to the Purchaser, from the applicable landlords to assignments of any Leases to be assigned to the Purchaser pursuant to Section 5.10(b), except to the extent the failure to obtain such consent will not have a Material Adverse Effect.

        (e) Ancillary Agreements. The Sellers shall have duly executed and delivered to the Purchaser the Bill of Sale, the Assignment and Assumption Agreement and the Ancillary Agreements to which they are parties that have not been previously delivered.

        (f) Shareholder Documents. The Purchaser shall have received the Shareholder Noncompetition Agreements.

        (g) Sellers' Real Property Agreements. None of the Sellers shall be in material default under any of the Sellers' Real Property Agreements.

        (h) Letters Regarding Ring Power and Thompson. The Purchaser shall have received the letters from Randal Ringhaver and Dewitt Thompson referenced in
Section 5.11 hereof.

        (i) Legal Opinion. The Purchaser shall have received from counsel to the Sellers a legal opinion addressed to the Purchaser and dated the Closing Date in form and substance reasonably agreed among the Sellers and the Purchaser within ten days following the date hereof.

        (j) Minimum Number of Employees. (i) Not less than 75% of all auctioneers listed on Schedule 6.02(j)(A) and 80% of all sales representatives listed on Schedule 6.02(j)(B), shall have accepted the Purchaser's offer of employment pursuant to Section 5.06(a), (ii) Robert Whitsit, Greg Forke, Scott Forke, Michael Rich and Gary Seybold, shall have accepted such offer of employment, as evidenced, in each case, by such Employees having executed the Purchaser's employment agreement in substantially the form attached as Exhibit G hereto (the effectiveness of which shall be conditioned upon the consummation of the Closing). Neither the failure of any of the persons referenced in clause (ii) in this Section 6.02(j) to pass any of the drug or medical exams under the terms of such person's employment agreement with the Purchaser, nor the death or disability of any such person prior to the Closing Date shall cause the Sellers to fail to meet the conditions set forth in this Section 6.02(j), which persons shall be treated as though they accepted employment hereunder.

        (k) Approval by Counsel. All actions, proceedings, instruments, and documents required to fulfill the conditions set forth in this Section 6.02 or incident hereto and all other related legal matters shall have been reasonably satisfactory to the Purchaser's counsel, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by such counsel.

        (l) No Material Adverse Change. Since the date of the Unaudited Financial Statement, there shall have been no damage to or destruction of any material Asset, or any labor disruption, employee departures or other event, development or condition of any character, including, without limitation, any change in the Business, which has had or could reasonably be expected to have a Material Adverse Effect, provided, however, that employee attrition shall not constitute a Material Adverse Effect for purposes of this paragraph if the conditions set forth in Section 6.02(j) above have been satisfied; and provided further, that a decrease in the number of scheduled auctions or in the amount of equipment to be auctioned by the Sellers shall not constitute a Material Adverse Effect under this Agreement.

        (m) Release of Liens. All liens, security interests and other encumbrances on, in or against the Assets shall have been released.

        (n) Post-Closing Auction Information. The Purchaser shall have received all relevant information (including, without limitation, the anticipated date of sale) regarding all equipment that the Sellers have contracted or committed to sell by auction on a date after the Closing Date, as referenced in Section 5.09.

        (o) Auction Agreements. The Controlling Shareholders shall each have entered into an Auction Agreement with Purchaser.

ARTICLE VII. INDEMNIFICATION

        SECTION 7.01 SURVIVAL

        Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein shall survive and remain in full force and effect, regardless of any investigation made by or on behalf of the Sellers or the Purchaser, for a period of two years after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.14 shall remain in full force and effect until the applicable period under the statute of limitations applicable to the subject matter thereof has expired.

        SECTION 7.02 INDEMNIFICATION BY THE PURCHASER

        (a) The Purchaser agrees, subject to the other terms and conditions of this Section 7.02, to indemnify the Sellers and their affiliates against and hold the Sellers and such affiliates harmless from any and all liabilities, losses, costs, expenses (including, without limitation, reasonable attorneys' fees) of and damages (collectively, "Losses") to the Sellers and such affiliates arising out of or with respect to (i) the breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement or any of the Ancillary Agreements, (ii) the use or ownership of the Assets or conduct of the Business by the Purchaser following the transfer thereto pursuant to the terms of this Agreement and (iii) the Assumed Liabilities.

        (b) No claim may be made against the Purchaser for indemnification pursuant to this Section 7.02 with respect to any individual Loss unless the aggregate of all Losses of the Sellers and their affiliates with respect to this
Section 7.02 shall exceed $100,000, in which case the Purchaser shall be required to pay for the aggregate amount of all such Losses and any additional Losses; provided, however, that any Losses arising in connection with Section 4.05, 5.07, 5.10(b) or 9.01 or in connection with the Assumed Liabilities shall not be subject to any such limitation.

        (c) No claim may be asserted nor any action commenced against the Purchaser pursuant to this Section 7.02 or otherwise for breach of any representation or warranty contained in this Agreement, unless written notice of such claim or action is received by the Purchaser, describing the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

        (d) The Sellers agree to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which any Seller has knowledge concerning any Loss as to which any Seller or any affiliate thereof may request indemnification hereunder or any Loss as to which the $100,000 amount referred to in Section 7.02(b) may be applied. The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Purchaser elects to direct the defense of any such claim or proceeding, the Sellers may participate in such defense, but in such case the expenses of the Sellers shall be paid by the Sellers. The Sellers shall provide the Purchaser with access to their records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and the Sellers shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Sellers for all their reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such claim or proceeding, the Seller shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the claim may be settled for less than the $100,000 amount referred to in Section 7.02(b) or Purchaser consents in writing to such payment (which consent shall not be unreasonably withheld) or unless the Purchaser, subject to the last sentence of this Section 7.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Sellers is entered against the Sellers for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, the Purchaser fails to prosecute or withdraws from such defense, the Sellers shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Sellers assume the defense of any such claim or proceeding pursuant to this Section 7.02(d) and propose to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Sellers shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right, at the Purchaser's expense, to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        SECTION 7.03 INDEMNIFICATION BY THE SELLERS

        (a) Each Seller agrees, subject to the other terms and conditions of this Section 7.03, jointly and severally, to indemnify the Purchaser and its affiliates against and hold the Purchaser and its affiliates harmless from any and all Losses of or to the Purchaser and its affiliates arising out of or with respect to (i) the breach of any representation, warranty, covenant or agreement of any of the Sellers in this Agreement or any of the Ancillary Agreements, (ii) the conduct of the Business prior to the Closing or the use or ownership of the Assets prior to the transfer to the Purchaser pursuant to the terms of this Agreement, (iii) the Retained Liabilities, (iv) other than to the extent such Loss is attributable to the negligence or willful misconduct of the Purchaser, its employees or agents, the performance by the Purchaser, its employees and agents of the Purchaser's obligations under Section 5.09, and (v) any of the Sellers' Employees that are not hired by the Purchaser arising within the scope of their employment by the Sellers.

        (b) No claim may be made against the Sellers for indemnification pursuant to this Section 7.03 with respect to any individual Loss unless the aggregate of all Losses of the Purchaser with respect to this Section 7.03 shall exceed $100,000, in which case the Sellers shall be required to pay or be liable for the aggregate amount of such Losses and any additional Losses; provided, however, that any Losses arising in connection with Sections 3.18, 5.07, 5.09, 5.10(b) or 9.01 shall not be subject to any such limitation.

        (c) No claim may be asserted nor any action commenced against the Sellers pursuant to this Section 7.03 or otherwise for breach of any representation or warranty contained in this Agreement, unless written notice of such claim or action is received by Forke, Inc., on behalf of the Sellers, describing the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

        (d) The Purchaser agrees to give Forke, Inc., on behalf of the Sellers, prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification hereunder or any liability or damage as to which the $100,000 amount referred to in Section 7.03(b) may be applied. The Sellers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim or proceeding at their own expense. If the Sellers elect to direct the defense of any such claim or proceeding, the Purchaser may participate in such defense, but in such case the expenses of the Purchaser shall be paid by the Purchaser. The Purchaser shall provide the Sellers with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Sellers in the defense or settlement thereof, and the Sellers shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If the Sellers elect to direct the defense of any such claim or proceeding, the Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the claim may be settled for less than the $100,000 amount referred to in Section 7.03(b) or Sellers consent in writing to such payment (which consent shall not be unreasonably withheld) or unless the Sellers, subject to the last sentence of this Section 7.03(d), withdraw from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Purchaser for such liability. If the Sellers shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Purchaser shall have the right to undertake the defense or settlement thereof, at the Sellers' expense. If the Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 7.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Purchaser shall give the Sellers prompt written notice thereof and the Sellers shall have the right, at their own expense, to participate in the settlement or assume or reassume the defense of such claim or proceeding.

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01 TERMINATION

        This Agreement may be terminated upon written notice given at any time prior to the Closing:

        (a) by the mutual written consent of Forke, Inc., on behalf of the Sellers, and the Purchaser; or

        (b) by Forke, Inc., on behalf of the Sellers, or by the Purchaser, if the Closing shall not have occurred prior to April 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to (i) the Sellers if the failure by any Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, or (ii) the Purchaser, if the Purchaser's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

        SECTION 8.02 EFFECT OF TERMINATION

        In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 5.04 and
9.01 and (b) nothing herein shall relieve either party from liability for any willful breach hereof.

        SECTION 8.03 WAIVER

        (a) At any time prior to the Closing, Forke, Inc., on behalf of the Sellers, may (i) extend the time for the performance of any of the obligations or other acts of the Purchaser, (ii) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the Purchaser contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Forke, Inc., on behalf of the Sellers.

        (b) At any time prior to the Closing, the Purchaser may (i) extend the time for the performance of any of the obligations or other acts of the Sellers, (ii) waive any inaccuracies in the representations and warranties of the Sellers contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the Sellers contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Purchaser.

ARTICLE IX. GENERAL PROVISIONS

        SECTION 9.01 EXPENSES

        Unless otherwise indicated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 9.02 NOTICES

        All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier, by facsimile (with confirmation copy of such facsimile material delivered in person or by registered or certified mail, postage prepaid, return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        (a)    if to any of the Sellers:

               Forke, Inc.
               8050 Philips Highway
               Jacksonville, FL  32256
               Attention:  Ronald T. Roy
               Facsimile:  (904) 281-0155

               with a copy to:

               Holland & Knight, LLP
               Suite 2000
               One Independent Drive
               Jacksonville, FL  32202
               Attention:  James L. Main

               Facsimile:  (904)-358-2199

        (b)    if to the Purchaser:

               Ritchie Bros. Auctioneers Incorporated
               9200 Bridgeport Road
               Richmond, B.C.  V6X 1S1
               CANADA
               Attention:  C. Russell Cmolik
               Facsimile:  (604) 273-2405

               with a copy to:

               Perkins Coie LLP
               1211 SW Fifth Avenue, Suite 1500
               Portland, OR  97204
               Attention:  Roy W. Tucker
               Facsimile:  (503) 727-2222

        (c) if to Ring Power Corporation:

               8050 Philips Highway
               Jacksonville, FL  32256
               Attention:  Ronald T. Roy
               Facsimile:  (904) 281-0155

        (d)    if to Thompson Machinery Commerce Corporation:

               1245 Bridgestone Blvd.
               LaVergne, TN  37086-1981
               Attention:  Dewitt C. Thompson, IV
               Facsimile:  (615) 251-8611

        SECTION 9.03 ANNOUNCEMENTS

        Upon the signing of this Agreement, a press release, in the form of
Exhibit 9.03, shall be released by the Purchaser and Forke, Inc., on behalf of the Sellers. Such press release shall not disclose the Purchase Price. No Seller or any affiliate or agent thereof shall make, or cause to be made, any other press releases or public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior consent of the Purchaser, which consent shall not be unreasonably withheld. The parties shall cooperate as to the timing and contents of any such announcement by any party, except as such release, announcement or communication may be required by governmental authorities, a court of competent jurisdiction or applicable law (including, without limitation, securities laws affecting the Purchaser's public disclosure obligations), in which case the party releasing the information shall use its best efforts to provide the information contained therein to the other party in advance of its disclosure. The Sellers authorize Forke, Inc. to act on their behalf with respect to any actions contemplated by this Section 9.03.

        SECTION 9.04 HEADINGS

        The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.05 SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        SECTION 9.06 ENTIRE AGREEMENT

        his Agreement, the Ancillary Agreements and the Ring Power Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and, except as set forth in Section 5.04, supersede all prior agreements and undertakings, both written and oral, between any of the parties with respect to the subject matter hereof.

        SECTION 9.07 ASSIGNMENT

        Prior to the Closing, this Agreement shall not be assigned by operation of law or otherwise without the express written consent (which shall not be unreasonably withheld) of Forke, Inc., on behalf of the Sellers, with respect to assignments by the Purchaser, or of the Purchaser, with respect to assignments by any of the Sellers; provided, however, that the Purchaser may assign its rights and obligations hereunder to purchase any or all of the Assets and to assume any or all of the Assumed

Liabilities or any other liabilities or obligations of the Purchasers or its affiliates, to one or more of the direct or indirect wholly owned affiliates of RBA so long as the Purchaser remains liable hereunder and under all agreements and documents to be delivered by it pursuant hereto, and the affiliate assumes all such obligations in writing in form and content acceptable to Sellers. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, personal representatives and permitted assigns of the parties hereto.

        SECTION 9.08 NO THIRD-PARTY BENEFICIARIES

        This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 9.09 AMENDMENT; WAIVER

        This Agreement may not be amended or modified except by an instrument in writing duly executed by Forke, Inc. (on behalf of the Sellers), the Purchaser; and, with respect to any amendment or modification of Section 5.11, the Controlling Shareholders. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

        SECTION 9.10 GOVERNING LAW

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed in that State.

        SECTION 9.11 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.12 ATTORNEYS' FEES

        If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and fees (including, without limitation, reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such prevailing party in such suit or action, including, without limitation, any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.




                      [This space intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed on their behalf this Asset Purchase Agreement as of the date first written above.

                                      PURCHASER:

                                      RITCHIE BROS. AUCTIONEERS (AMERICA)
                                      INC.


                                      By:
                                      Name:
                                      Title:


                                      SELLERS:

                                      FORKE, INC.


                                      By:
                                      Name:
                                      Title:


                                      FORKE AUCTIONEERS, INC.


                                      By:
                                      Name:
                                      Title:


                                      FORKE AUCTIONEERS, LTD.



                                      By:
                                      Name:
                                      Title:

                                      FORKE EUROPE, B.V.


                                      By:
                                      Name:
                                      Title:


                                      FORKE LOS SUBASTADORES S.A. de C.V.


                                      By:
                                      Name:
                                      Title:



                                      OTHERS:

                                      RING POWER CORPORATION


                                      By:
                                      Name:
                                      Title:

                                      THOMPSON MACHINERY COMMERCE CORPORATION


                                      By:
                                      Name:
                                      Title:

                                    SCHEDULES

                                    EXHIBITS